Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

3M COMPANY,

CARRERA ACQUISITION CORPORATION

and

CUNO INCORPORATED

Dated as of May 11, 2005

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

		Page
Section 5.11.	Litigation	32
Section 5.12.	Subsequent Filings	33
Section 5.13.	Press Releases	33
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01.	Conditions to Each Party’s Obligation To Effect the Merger	33
Section 6.02.	Conditions to Obligations of Parent and Merger Sub	33
Section 6.03.	Conditions to Obligations of the Company	34
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
Section 7.01.	Termination 3	4
Section 7.02.	Effect of Termination 3	6
Section 7.03.	Fees and Expenses 3	6
Section 7.04.	Amendment 3	7
Section 7.05.	Extension; Waiver; Remedies 3	7
ARTICLE VIII
MISCELLANEOUS
Section 8.01.	Representations and Warranties	37
Section 8.02.	Entire Agreement; Assignment	38
Section 8.03.	Enforcement of the Agreement; Jurisdiction	38
Section 8.04.	Validity	39
Section 8.05.	Notices	39
Section 8.06.	Governing Law	40
Section 8.07.	Descriptive Headings	40
Section 8.08.	Parties in Interest	41
Section 8.09.	Counterparts	41
Section 8.10.	Certain Definitions	41

Glossary of Defined Terms

Defined Terms	Defined in Section
Acquisition Proposal	Section 5.02(f)
Affiliate	Section 8.10(a)
Agreement	Opening Paragraph
Alternative Transaction	Section 7.03(b)
Associate	Section 8.10(a)
Beneficial Ownership	Section 8.10(b)
Bonus Plans	Section 5.07(e)
Business Day	Section 8.10(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Opening Paragraph
Company 401(k) Plan	Section 5.07(d)
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(b)
Company Financial Advisor	Section 3.08
Company IP	Section 3.14(a)(ii)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 3.03(b)
Copyrights	Section 3.14(a)(i)
Corporation Law	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
DOJ	Section 5.05(b)
Effective Time	Section 1.02
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(c)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Existing Performance Shares	Section 2.04(b)
Existing Restricted Shares	Section 2.04(b)
Existing SARs	Section 2.04(a)
Existing Stock Options	Section 2.04(a)
Fee	Section 7.03(b)
Foreign Antitrust Laws	Section 3.04
Foreign Plans	Section 3.09(a)
FTC	Section 5.05(b)
Governmental Entity	Section 3.04

Hazardous Materials	Section 3.13(d)(iii)
HSR Act	Section 3.04
Intellectual Property	Section 3.14(a)(i)
Knowledge	Section 8.10(f)
Laws	Section 3.12
Licensed Company IP	Section 3.14(a)(iv)
Material Adverse Effect	Section 8.10(g)
Merger Consideration	Section 1.06
Material Contract	Section 3.16
Merger	Section 1.01
Merger Sub	Opening Paragraph
Owned Company IP	Section 3.14(a)(iii)
Owned Real Property	Section 3.15(a)
Parent	Opening Paragraph
Patents	Section 3.14(a)(i)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.10(h)
Plans	Section 3.09(a)
Potential Acquiror	Section 5.02(b)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)
Release	Section 3.13(d)(iv)
Rights Agreement	Section 3.22
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Share	Section 1.06
Software	Section 3.14(a)(i)
Special Meeting	Section 5.04
Stock Option Plans	Section 2.04(a)
Subsidiary	Section 8.10(i)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(f)
Surviving Corporation	Section 1.01
Trade Secrets	Section 3.14(a)(i)
Trademarks	Section 3.14(a)(i)
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(l)

 v

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 11, 2005, among 3M Company, a Delaware corporation (“Parent”), Carrera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CUNO Incorporated, a Delaware corporation (the “Company”).

RECITALS

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, their respective stockholders;

          WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement and approve the transactions contemplated hereby;

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) as soon as practicable, but in any event within two Business Days (as defined below), following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to the satisfaction or waiver, if permissible, thereof). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “CUNO Incorporated” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

          SECTION 1.02. Consummation of the Merger. Subject to the provisions of this Agreement, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section 1.02, a closing (the “Closing”) will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

          SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

          SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is CUNO Incorporated” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.

          SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

          SECTION 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.001 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $72.00, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 2.02(b) or as otherwise provided in Section 2.02(c). At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

          SECTION 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

          SECTION 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as are required to be withheld under the Internal

Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and duly paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          SECTION 1.09. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

          SECTION 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          SECTION 2.02. Payment for Shares. (a) From time to time after the Effective Time, Parent will make available to a bank or trust company designated by Parent and reasonably approved prior to the Closing by the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) As soon as reasonably practicable (but in any event within five Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

          (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for nine months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the

Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

          SECTION 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

          SECTION 2.04. Existing Stock Options and Stock Appreciation Rights; Existing Restricted Shares and Performance Shares. (a) Effective at the Effective Time, each option to purchase Shares (“Existing Stock Options”) or Stock Appreciation Right (“Existing SARs”) granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Non-Employee Director Stock Option Plan or the 1996 Stock Incentive Plan (together, the “Stock Option Plans”) shall be cancelled and converted into the right to receive, as soon as practicable following the Effective Time (but in any event within two Business Days following the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Existing Stock Option or Existing SAR multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price (or grant price in the case of Existing SARs) per share of the Shares subject to such Existing Stock Option or Existing SAR (with the aggregate amount of such payment rounded to the nearest cent) less applicable withholding taxes, if any, required to be withheld with respect to such payment.

          (b) Immediately prior to the Effective Time, each award of restricted Shares (collectively, the “Existing Restricted Shares”) or performance shares (collectively, the “Existing Performance Shares”) shall become fully vested and shall be cancelled and converted into the right to receive, as soon as practicable following the Effective Time (but in any event within two Business Days following the Effective Time), an amount in cash equal to the product of (x) the number of Existing Restricted Shares or Existing Performance Shares multiplied by (y) the Merger Consideration, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.

          (c) Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 2.04.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

          Subject in the case of each representation and warranty in this Article III to Section 8.01(b) and except with respect to any Section of this Article III, as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically relates to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent) the Company represents and warrants to Parent and Merger Sub as follows:

          SECTION 3.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

          SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on the day immediately preceding the date hereof, 16,971,101 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 2,747 Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 1,110,813 Shares at a weighted average per share exercise price of $32.95, 270,810 Existing Restricted Shares, 14,600 Existing Performance Shares and Existing SARs representing the right to appreciation in 29,200 Shares at a weighted average per share grant price of $52.43. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not, except as permitted by this Agreement, granted any options, stock appreciation rights (whether settled in shares or cash), performance shares, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the Existing Stock Options, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

     (b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

     SECTION 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company, (iv) consented to this Agreement and the transactions contemplated hereby in accordance with the terms and provisions of the Confidentiality

Agreement, dated April 21, 2005, between Parent and the Company (the “Confidentiality Agreement”), (v) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (vi) adopted a resolution irrevocably resolving to elect, to the extent permitted by Law, not to be subject, for purposes of this Agreement, to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.

          SECTION 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound the absence of which consent, waiver or approval or the occurrence of which default or right would reasonably be expected to have a Material Adverse Effect on the Company, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

          SECTION 3.05. Reports; Financial Statements. (a) Since October 31, 2002, the Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True, correct and complete copies of all filings made by the Company with the SEC since such date (the “Company SEC Reports”) and prior to the date hereof, whether or not required under applicable Laws, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), have been made available to Parent. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any Company SEC Report.

          (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.

          (c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The information with respect to the Company’s internal controls made available by the Company to Parent prior to the date hereof has included any such disclosures made by management to the Company’s auditors and audit committee.

          (d) Since October 31, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

          (e) Neither the Company nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof or (ii) incurred in the ordinary course of business consistent with past practice since January 31, 2005 that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.10).

          SECTION 3.06. Absence of Certain Changes. Since January 31, 2005, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, change in condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.01(c), (d), (e), (f), (g) or (h).

          SECTION 3.07. Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

          SECTION 3.08. Brokers; Certain Expenses. No Person (other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

          SECTION 3.09. Employee Benefit Matters/Employees. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute (the “Plans”) provided, that Plans maintained in jurisdictions other than the United States (“Foreign Plans”) are not listed on Section 3.09(a) of the Disclosure Letter (but a list of Foreign Plans will be provided to Parent within 30 days following the date hereof). Prior to the date hereof, the Company has provided or made available (or, with respect to Foreign Plans, will provide or make available to Parent within 30 days of the date hereof) to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity; (vii) all amendments or modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; (ix) any prospectus or other filing with the SEC; and (x) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

          (b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.

          (c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code and to the knowledge of Company no condition exists that would reasonably be expected to cause the Company or any ERISA Affiliate of the Company to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due), or after the Effective Time, Parent or any of its Affiliates.

          (d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiemployer plan” (as defined in Section 413 of the Code); (ii) no such plan has been terminated so as to result, directly or indirectly, in any material unpaid liability, contingent or otherwise, to the Company or any of its Subsidiaries under Title IV of ERISA; (iii) no complete or partial withdrawal from such plan has been made by the Company or any of its Subsidiaries, or by any other Person, so as to result in a material unpaid liability to the Company or any of its Subsidiaries, whether such liability is contingent or otherwise; (iv) to the knowledge of the Company, no proceeding has been initiated by any Person (including the PBGC) to terminate any such plan or to appoint a trustee for any such plan; (v) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (vi) no “reportable event” (as defined in ERISA) for which the 30 day reporting requirement has not been waived has occurred with respect to any such plan within the past twelve months, nor has any notice of such event or similar notice to any foreign regulatory agency been required to be filed for any such plan within the past twelve months; and (vii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.

          (e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.

          (f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

          (g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

          (h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.

          (i) Neither the Company nor any of its Subsidiaries has disseminated in writing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.

          (j) There are on the date hereof no outstanding loans or other extensions of credit between the Company or any of its Subsidiaries and any officer or director thereof.

          (k) To the knowledge of the Company as of the date hereof, with respect to each Plan that is subject to Title IV of ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent financial statements provided to Parent by the Company.

          (l) To the knowledge of the Company as of the date hereof, substantially all current exempt employees of the Company or any of its Subsidiaries have executed an agreement with the Company or such Subsidiary substantially in the form provided by the Company to Parent prior to the date hereof, covering such topics as confidentiality of information, competition with the Company and rights to inventions.

          (m) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Section 3.09 of the Disclosure Letter sets forth a true, correct and complete list of all collective bargaining agreements to which the Company or any of its Subsidiaries is a party. No labor union or other bargaining representative is engaged in or seeking to be engaged in collective bargaining with respect to employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.

          (n) As of the date hereof, no current employee having total annual compensation of more than $100,000 has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.

          (o) With respect to each open workers compensation claim exceeding $100,000 involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. There are no other workers’ compensation claims open against the Company or any of its Subsidiaries nor, to the knowledge of the Company as of the date hereof, does any circumstance exist that is reasonably likely to result in such a claim.

          (p) The Company and each of its Subsidiaries has complied in all material respects with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

          (q) There are no pending or, to the knowledge of the Company, threatened investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

     (i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;

     (ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

     (iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and

     (iv) the Office of Federal Contract Compliance or any corresponding state agency.

          SECTION 3.10. Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Section 3.10 of the Disclosure Letter sets forth a true, correct and complete list of all litigation resolved or settled in the three years prior to the date hereof that would be, but for such resolution or settlement, material to the Company and its Subsidiaries, taken as a whole.

          SECTION 3.11. Tax Matters. (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them without regard to whether such Taxes have been assessed. The Company has made available to Parent true, correct and complete copies of all income and franchise Tax returns set forth under the heading “List of Tax Returns Provided” in Section 3.11 of the Disclosure Letter.

          (b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States generally accepted accounting principles, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

          (c) All federal income Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through the year ending in 1999. There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company does not know of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

          (d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

          (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

          (f) There is no contract or agreement in existence (other than a contract or agreement between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company) under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.

          (g) To the knowledge of the Company, no claim has ever been made in writing by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

          (h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

          (i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (j) To the knowledge of the Company, the Company and each of its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder.

          (k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.

          (l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof. It is agreed and understood that the only representation and warranty provided by the Company hereunder regarding Taxes is this Section 3.11.

          SECTION 3.12. Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is or has been within the past four years in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and each of its Subsidiaries are in compliance with the terms of such Permits.

          SECTION 3.13. Environmental Matters. (a) Each of the Company and its Subsidiaries is, and has been during the past four years, in all material respects in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. No facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no Releases of Hazardous Materials on properties currently (or, to the knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries

          (b) The Company has to its knowledge made available to Parent complete copies of all environmentally related audits, studies, reports, analyses and results of investigations in the possession or control of the Company with respect to currently or previously owned, and currently leased or operated properties of the Company, or any of its current Subsidiaries.

          (c) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

          (d) For purposes of the Agreement:

     (i) “Environmental Laws” means all Laws and state common law relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute relating to human health and safety or the environment, as each has been amended and the regulations promulgated pursuant thereto.

     (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

     (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including any persistent organic pollutants referenced in the Stockholm Convention on Persistent Organic Pollutants.

     (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

          SECTION 3.14. Intellectual Property.

          (a) Definitions:

     (i) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, trade names and the goodwill associated with the foregoing (“Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship (“Copyrights”); (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (v) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (“Software”); (vi) domain names and uniform resource locators; (vii) data; and (viii) claims, causes of action and defenses relating to the enforcement of any of the foregoing, in each case including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity.

     (ii) “Company IP” means, as of a specified date, all Intellectual Property that is used or held for use (including all Owned Company IP) in connection with the business of the Company and each of its Subsidiaries as of such date.

     (iii) “Owned Company IP” means that portion of the Company IP that is owned by the Company or any of its Subsidiaries.

     (iv) “Licensed Company IP” means all Company IP other than the Owned Company IP.

          (b) Section 3.14(b) of the Disclosure Letter sets forth a true, correct and complete list of the following categories of Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names and uniform resource locators; (iii) all Patents; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration, including deadlines for any renewals or other required filings.

          (c) Section 3.14(c) of the Disclosure Letter separately sets forth a list of (i) all material agreements under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP and (ii) all material agreements under which the Company or any of its Subsidiaries has licensed to others the right to use any of the Company IP, in each case specifying the parties to the agreement, a description of the Company IP that is licensed, any royalty payments owed thereunder and whether the license is exclusive or non-exclusive.

          (d) The Intellectual Property owned by the Company and its Subsidiaries, together with the Intellectual Property held under license by the Company and its Subsidiaries, constitutes all of the Company IP, and such Intellectual Property is sufficient for the conduct of the business of the Company and each of its Subsidiaries as currently conducted.

          (e) The Company or one of its Subsidiaries has all right, title and interest in, or valid and binding license to use, all of the Company IP free and clear of all encumbrances other than encumbrances which do not materially interfere with the Company’s use and enjoyment of the Company IP or materially detract from or diminish the value thereof. The Company IP is valid and enforceable. Except as previously disclosed to Parent, with respect to all Patents, Patent applications, Trademarks and Trademark applications constituting Owned Company IP, the Company has a clear recorded chain of title in the patent or trademark office of each country in which such Patent, Patent application, Trademark or Trademark application exists. To the Company’s knowledge as of the date hereof, the Company has received no adverse written opinions or claims regarding the validity or enforceability of any Company IP. The Company has received no written notice from any Person pertaining to or challenging the validity or enforceability of, or right of the Company to use, any Company IP.

          (f) The Company and each of its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain the Company IP, and where the Company or any of its Subsidiaries has registered any Company IP, all such registrations are, to the Company’s knowledge, valid and subsisting. To the Company’s knowledge as of the date hereof, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person, and all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful.

          (g) To the Company’s knowledge, none of the use or exploitation of any Company IP or the conduct and operations of the business of the Company and each of its Subsidiaries in the manner currently conducted or the provision of goods and services thereby, infringes upon, misappropriates, violates or conflicts in any way with the rights of any Person (including rights in Intellectual Property). There is no pending written or to the Company’s knowledge threatened assertion or claim and there has been no such written assertion or claim in the last four years asserting or claiming that the Company’s or any of its Subsidiaries’ use or exploitation of any Company IP or that the conduct of the business of the Company or any of its Subsidiaries infringes upon, misappropriates, violates or conflicts in any way with the rights of any Person (including rights in Intellectual Property). Neither the Company nor any of its Subsidiaries is a party to any action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.

          (h) Neither the Company nor any of its Subsidiaries has, within the past two years, given or received any notice of default, and no event has occurred which with the giving of notice or the lapse of time or both would constitute a default, under any agreement relating to the Company IP. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person currently is in default with regard to any agreement relating to the Company IP.

          (i) To the knowledge of the Company, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Owned Company IP or any breaches by any Person of any licenses or other agreements involving Company IP.

          SECTION 3.15. Real Property. (a) Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all liens, charges and encumbrances other than liens, charges and encumbrances which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. There are no purchase options, rights of first refusal or similar right outstanding with respect to any of the Owned Real Properties. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has heretofore made available to Parent true, correct and complete copies of all leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease.

          (b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of January 31, 2005 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property leases.

          SECTION 3.16. Material Contracts. Section 3.16 of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which (a) involve or could be expected to involve aggregate payments by the Company in excess of $500,000 or payments to the Company in excess of $1,000,000 (excluding purchase orders entered into in the ordinary course of business consistent with past practice), (b) would be required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (c) is material to the Company and its Subsidiaries taken as a whole (including any joint venture or partnership agreements), (d) restricts or limits in any way the ability of the Company or any of its Subsidiaries to conduct business or (e) is a standstill agreement (each, a “Material Contract”). Each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract.

          SECTION 3.17. Insurance. Section 3.17 of the Disclosure Letter sets forth a true, correct and complete list of all insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. All policies listed in Section 3.17 of the Disclosure Letter are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies.

          SECTION 3.18. Related Party Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof, no director, officer or Affiliate of the Company (a) has outstanding any material indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any material direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, Affiliate or Associate of, or consultant or lender to, or borrower from, or has the right to materially participate in the management, operations or profits of, any Person or entity which (i) is a material competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries or (ii) is a party to any material transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any material contract, arrangement or understanding with the Company or any of its Subsidiaries.

          SECTION 3.19. Opinion. The Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares.

          SECTION 3.20. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger.

          SECTION 3.21. State Takeover Statutes Inapplicable. The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.05 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company no other Takeover Law is applicable to, the Merger and the transactions contemplated hereby.

          SECTION 3.22. Rights Agreement. The Company or the Board of Directors of the Company, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or result in Parent being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing. For purposes of this Agreement, “Rights Agreement” means the Rights Agreement, dated August 19, 1996, as amended, between the Company and Chasemellon Shareholder Services L.L.C.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

          Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:

          SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

          SECTION 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

          SECTION 4.03. Proxy Statement. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

          SECTION 4.05. Ownership of Shares. Parent and Merger Sub do not own any Shares.

ARTICLE V

COVENANTS

          SECTION 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or in Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

          (a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options;

          (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

          (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by wholly owned Subsidiaries of the Company with regard to their capital stock or other equity interests);

          (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $5 million or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract except, in each case in this clause (ii), in the ordinary course of business and consistent with past practice;

          (e) incur or assume any long-term debt or short-term debt, except for short-term debt or other borrowings for working capital purposes under the Company’s existing revolving credit facility incurred in the ordinary course of business consistent with past practice;

          (f) assume, guarantee, endorse or otherwise take action to become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except Subsidiaries of the Company other than indemnities and similar provisions included in contracts in the ordinary course of business and consistent with past practice;

          (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company);

          (h) change any material financial accounting methods, principles or practices used by it, except as required by United States generally accepted accounting principles;

          (i) except, in each case, as would not be reasonably likely to have a Material Adverse Effect with respect to the Company, make any Tax election or settle or compromise any federal, state or local income Tax liability (it being understood that no provision of this Section 5.01 other than this Section 5.01(i) shall apply to any Tax elections, settlements, compromises, filings or other Tax compliance matters);

          (j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

          (k) grant any stock-related, performance or similar awards or bonuses;

          (l) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

          (m) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

          (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

          (o) enter into, amend in any material respect, or extend any collective bargaining or other labor agreement;

          (p) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

          (q) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this

Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at January 31, 2005 or incurred subsequent to that date in the ordinary course of business consistent with past practice;

          (r) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting; or

          (s) agree in writing or otherwise to take any of the foregoing actions; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves that do not result in value leaving the Company and its Subsidiaries taken as a whole.

          SECTION 5.02. No Solicitation. (a) The Company shall not, and shall not permit its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates to, directly or indirectly, solicit, initiate, or intentionally encourage or participate in any way in any discussions or negotiations with respect to, any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in furtherance of any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.02 by any officer, director, employee, investment banker, attorney, agent, representative or Affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with confidentiality terms at least as restrictive as, the Confidentiality Agreement, the Company may furnish, at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares, information to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide Acquisition Proposal if (i) the Company has complied in all material respects with this Section 5.02 with respect to such Acquisition Proposal and (ii) only to the extent that (A) the Board of Directors of the Company determines that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (B) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (C) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.

          (b) The Company will promptly (and in any event within 24 hours) notify Parent, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other material terms of such request, inquiry or Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates on its behalf) participates in discussions or negotiation with, or provides information to, a Potential

Acquiror, the Company will keep Parent advised on a reasonably current basis of any material developments with respect thereto.

          (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 90 days that the Company is no longer seeking the making of any Acquisition Proposal and withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

          (d) The Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation of the Merger as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to reasonably enforce, at the request of Parent, or grant any material waiver, request or consent to any Acquisition Proposal under, any such agreement, or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to take the actions described in clause (i) above (A) with respect to an Acquisition Proposal if the Company has complied in all material respects with this Section 5.02 in respect of such Acquisition Proposal and (B) only if (x) the Board of Directors of the Company determines in good faith, after consultation with counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (y) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Confidentiality Agreement to be inapplicable to this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

          (e) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (subject to Parent’s rights in Section 7.01(f)).

          (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire Beneficial Ownership of any material portion of the assets of, or at least 15% of the equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing in respect of which the Board of Directors of the Company has determined in good faith (A) after consultation with its independent financial advisor, that the Potential Acquiror has the financial capability (including borrowing capacity) to consummate such Acquisition Proposal, (B) after consultation with its independent financial advisor, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Merger and (C) after consultation with its outside counsel and independent financial advisor, that such Acquisition Proposal is reasonably likely to be consummated without unreasonable delay.

          SECTION 5.03. Access to Information. (a) From and after the date of this Agreement, subject to applicable requirements of Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts (subject to applicable confidentiality restrictions), commitments and records (including Tax returns) of the Company and its Subsidiaries and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. All requests by Parent and its Subsidiaries for information and access hereunder shall be coordinated through the office of the Chief Financial Officer of the Company.

          (b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement, which shall remain in effect following any termination of this Agreement (until terminated pursuant to the terms thereof).

          SECTION 5.04. Stockholder Approval. The Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.02, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement. As long as this Agreement is in effect, the Company shall comply with this Section 5.04 even if its Board of Directors shall have withdrawn, modified or qualified its recommendation of the Merger.

          SECTION 5.05. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby, (ii) neither the Company nor Parent (including their respective Subsidiaries) shall engage in any transaction that would reasonably be expected to prevent or materially delay the obtaining of any regulatory approval that is required as a condition to Closing under Article VI, and (iii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; provided that obtaining the consents, approvals, permits and authorizations specified in clause (iii) shall not be a condition to closing the transactions contemplated by this Agreement except as expressly provided in Article VI.

          (b) Each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced in Section 5.05(a), use its reasonable best efforts to (i) subject to applicable law, permit the other party or the other party’s outside counsel to review in advance any proposed written communication between it and any Governmental Entity, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the Department of Justice (“DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, and (iv) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger, except that (A) any materials concerning Parent’s valuation of the Company or the Company’s valuation of the transaction may be redacted and (B) any proprietary information of one party not previously disclosed to the other party may be disclosed only to the other party’s outside counsel, at the option of the disclosing party.

          (c) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

          SECTION 5.06. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company’s Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agrees that in the event of any action by the Surviving Corporation or by Parent with respect to the Surviving Corporation that causes the Surviving Corporation’s creditworthiness to be materially adversely affected, Parent shall ensure that the Surviving Corporation fulfills its indemnification obligations referred to in the preceding sentence.

          (b) Parent will ensure that the Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time, policies of directors’ and officers’ liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors’ and officers’ liability insurance policies to pay aggregate premiums in excess of 250% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is not in excess of $350,000); and provided, further, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount.

          (c) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in this Section 5.06 (whether or not parties to this Agreement).

          SECTION 5.07. Employee Matters. (a) Prior to the Effective Time, except as set forth below or as mutually agreed by the parties to the relevant agreement, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 3.09(a) of the Disclosure Letter.

          (b) For a period of not less than one year following the Effective Time, Parent shall provide, or shall cause to be provided, to the current employees of the Company and its

Subsidiaries treated as a group (other than Company Employees subject to a collective bargaining agreement) (the “Company Employees”) compensation and employee benefits that are substantially equivalent in the aggregate to those provided to the Company Employees in the aggregate immediately before the Effective Time.

          (c) To the extent Parent determines to make Company Employees eligible to participate in particular compensation and benefit plans of Parent, the Surviving Corporation or its Subsidiaries, Parent will, and will cause the Surviving Corporation to, cause service rendered by Company Employees prior to the Effective Time to be credited for all purposes under compensation and employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries (other than for purposes of benefit accrual under any defined benefit pension plans or retiree welfare benefits, including retiree medical benefit plans, or as would result in a duplication of benefits; provided, however, that in the event any Company Employee participates in any defined benefit plans of Parent, the Surviving Corporation or its Subsidiaries such employee will accrue additional benefits for each year of participation in any such defined benefits plan so long as other similarly situated employees of Parent, the Surviving Corporation or its Subsidiaries are accruing benefits under such plan), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries (and their respective predecessors) for those purposes. Company Employees and their dependents will be immediately eligible to participate, without waiting time, in any employee benefit plans of Parent and its Subsidiaries providing benefits to such Employees to the extent such employee benefit plans replace comparable Plans in which such individuals participated immediately before the Effective Time, and will not be subject to any pre-existing condition limitation or actively at work requirements under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Company Employees credit under such plans for the year in which the Effective Date occurs for co-payments made and deductibles satisfied prior to the Effective Time.

          (d) For so long after the Effective Time as the Company or any of its Subsidiaries maintains a 401(k) plan (all such plans, the “Company 401(k) Plan”), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan.

          (e) Section 5.07(e) of the Company Disclosure Letter sets forth the aggregate target bonus opportunity of all Company Employees under the Bonus Plans (as defined below) for the 2005 fiscal year. Parent shall cause the Company to continue to maintain the Company’s 2005 annual bonus plan(s) set forth in Section 3.09(a) of the Company Disclosure Letter (the “Bonus Plans”) for the 2005 fiscal year and shall pay Company Employees all bonus amounts due under such Bonus Plans pursuant to the terms of the Bonus Plans. Company performance in respect of calculations made under the Bonus Plans, to the extent applicable for fiscal year 2005 shall be calculated without use of any negative discretion and without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. Participants who are terminated by the Surviving Corporation or its Subsidiaries without cause following the Effective

Time but prior to payment of bonuses for fiscal year 2005 will be paid a pro rata bonus when bonuses are paid for the fiscal year based on the number of days such participant was employed prior to the end of the 2005 fiscal year, divided by 365. Bonuses for the 2005 fiscal year will be paid no later than 2 1/2 months following the end of the fiscal year.

          SECTION 5.08. Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

          SECTION 5.09. Proxy Statement. The Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders.

          SECTION 5.10. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions to the other’s obligation to consummate the Closing set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice; and provided, further, that the failure to deliver any notice pursuant to this Section 5.10 shall not be considered in determining whether the conditions set forth in Article VI have been satisfied.

          SECTION 5.11. Litigation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto. Without limitation to the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

          SECTION 5.12. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such report filed with the SEC.

          SECTION 5.13. Press Releases. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party an opportunity to comment thereon), except as may be required by applicable Law or stock exchange or NASDAQ requirements.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been adopted by the requisite affirmative vote of the holders of Shares entitled to vote thereon.

          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

          SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standard set forth in Section 8.01(b)) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

          (c) Regulatory Approvals. All regulatory filings set forth in Section 3.04(b)(i) of the Disclosure Letter shall have been made and, as applicable, all required approvals thereunder shall have been obtained and all required waiting periods thereunder shall have expired or been earlier terminated, and no such regulatory approval shall have resulted in the imposition of any condition that would require any of the actions, or impose any of the limitations, referred to in Section 5.05(c); provided, however, that in the event that at any time after August 1, 2005, any regulatory approval set forth in the Section 3.04(b)(i) of the Disclosure Letter (other than the expiration of the applicable waiting period under the HSR Act) has not been obtained and all other closing conditions have been satisfied, the parties shall exercise their commercially reasonable efforts to consummate the Merger with regard to all assets and Subsidiaries of the Company other than those subject to the regulatory approvals that have not been obtained.

          SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standard set forth in Section 8.01(c)) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

          (c) Regulatory Approvals. All regulatory filings set forth in Section 3.04(b)(i) of the Disclosure Letter shall have been made and, as applicable, all required approvals thereunder shall have been obtained and all required waiting periods thereunder shall have expired or been earlier terminated; provided, however, that in the event that at any time after August 1, 2005, any regulatory approval set forth in the Section 3.04(b)(i) of the Disclosure Letter (other than the expiration of the applicable waiting period under the HSR Act) has not been obtained and all other closing conditions have been satisfied, the parties shall exercise their commercially reasonable efforts to consummate the Merger with regard to all assets and Subsidiaries of the Company other than those subject to the regulatory approvals that have not been obtained.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in material violation of this Agreement;

     (c) by either the Company or Parent, if the Merger shall not have been consummated on or before October 31, 2005 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

     (d) by either the Company or Parent, if the requisite affirmative vote of the holders of Shares shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

     (e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02(a) , 6.02(b), 6.03(a) or 6.03(b), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

     (f) by Parent, if the Company or its Board of Directors shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or resolved to take any such action), whether or not permitted by the terms hereof, by written notice delivered to the Company within twenty Business Days after Parent becoming aware that the Company or its Board of Directors has taken such action; or

     (g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, in connection with an Acquisition Proposal that the Company wishes to accept, (i) the Company has complied in all material respects with Section 5.02 with respect to such Acquisition Proposal, (ii) the Board of Directors of the Company determines, and has not changed its determination prior to the expiration of the three Business

Day period specified in the next clause, that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company has provided Parent prior written notice of its intent to terminate this Agreement pursuant to this Section 7.01(g) at least three Business Days prior to taking such action and (iv) the Company pays the Fee (as defined below) prior to or simultaneously with such termination.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

     SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

     SECTION 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, within five days following any termination of this Agreement (other than a termination by Parent pursuant to Section 7.01(e) or (f) or a termination by the Company pursuant to Section 7.01(g)), Parent shall reimburse the Company for the reasonable costs and expenses of preparing and filing the Proxy Statement with the SEC.

     (b) The Company shall pay to Parent a fee of thirty-three million dollars ($33,000,000) (the “Fee”), if this Agreement is terminated as follows:

     (i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) without the Special Meeting having been convened as a result of the Company’s willful and material violation of Section 5.04 and (B) an Acquisition Proposal shall have been made public and not withdrawn prior to the date specified in Section 7.01(c), then, if any Alternative Transaction is consummated, or an acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

     (ii) if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(d) and (B) an Acquisition Proposal shall have been made public and not withdrawn prior to the taking of the vote at the Special Meeting, then, if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination which Alternative Transaction is later consummated, the Company shall pay the Fee on the date of such consummation;

     (iii) if this Agreement is terminated by Parent pursuant to Section 7.01(f), then the Company shall pay the Fee on the Business Day following such termination; or

     (iv) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination.

For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(f) except that the references therein to “15%” shall be replaced by “50%”.

     (c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the stockholders of the Company have approved this Agreement.

     SECTION 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

     SECTION 7.05. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

     SECTION 8.01. Representations and Warranties. (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.

     (b) For purposes of determining whether any representation or warranty of the Company contained in Article III (including, for avoidance of doubt, any such representation or warranty specifying that any information has been provided or is set forth in the Disclosure Letter) is untrue or incorrect for any purpose under this Agreement, or whether the Company shall have breached any such representation or warranty as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty can be made at the Closing), the following standards shall apply:

     (i) Any such representation and warranty (other than those referred to in clause (ii) or (iv) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events inconsistent with such representation or warranty, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty);

     (ii) Any representation and warranty contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.04 (Consents and Approvals; No Violation), 3.08 (Brokers; Certain Expenses), or 3.22 (Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect; and

     (iii) Any representation and warranty contained in Section 3.02 (Capitalization) or 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect, except for de minimis failures to be true and correct.

     (c) No representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and Parent and Merger Sub shall not be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or when taken together with all other facts, circumstances, changes or events inconsistent with any representations or warranties contained in Article IV has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.

     SECTION 8.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

     SECTION 8.03. Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or Federal court located in the City of Wilmington, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such court in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware state or Federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 8.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with confirmation of receipt, as follows:

if to Parent or Merger Sub:

3M Company
3M Center
St. Paul, Minnesota 55144
Attention:	Gregg M. Larson, Esq.
Facsimile:	(651) 737-2553

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Christopher E. Austin, Esq.
Facsimile:	(212) 225-3999

if to the Company:

CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450
Attention:	John A. Tomich, Esq.
Facsimile:	(203) 237-5541

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10009
Attention:	Edward D. Herlihy, Esq.
Trevor S. Norwitz, Esq.
Facsimile:	(212) 403-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

     SECTION 8.07. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons) and Section 2.02 (which is intended to be for the benefit of the holders of Shares, and may be enforced by any such Persons).

     SECTION 8.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

     SECTION 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

     (b) “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

     (c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

     (d) “hereby” shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

     (e) “including” shall be deemed to be followed by the phrase “without limitation”;

     (f) “knowledge” of the Company with respect to any matter means the actual knowledge of the Company’s senior executive officers of a particular fact or other matter after due inquiry with respect thereto;

     (g) “Material Adverse Effect” shall mean, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) public disclosure or pendency of the transactions contemplated hereby or actions or omissions of the Company taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby, (D) changes in the market price or trading volume of the Shares (provided that this clause (D) shall not prevent Parent from asserting that the underlying cause of such change has resulted in a Material Adverse Effect), (E) general national, international or regional economic, financial, political or business conditions (except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole) or (F) conditions, including changes in economic, financial market, regulatory or political conditions, affecting generally the industries in which the Company participates (except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole); or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement.

     (h) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

     (i) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

3M COMPANY

By:	/s/ Harold J. Wiens

Harold J. Wiens
Executive Vice President

CARRERA ACQUISITION CORPORATION

By:	/s/ Harold J. Wiens

Harold J. Wiens
President, Secretary and Treasurer

CUNO INCORPORATED

By:	/s/ Frederick C. Flynn, Jr.

Frederick C. Flynn, Jr.
Senior Vice President and Chief Financial Officer